CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the reference to us in this Registration Statement on Form N-1A relating to the Brandywine Advisors Fund (one of two portfolios of Brandywine Blue Funds, Inc.) under the heading "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
October 30, 2000